Exhibit 23(a)







CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-64215 of Sears Roebuck Acceptance Corp. (the "Company") on Form S-3 of our report dated January 26, 1995, appearing in (and incorporated by reference in) the Annual Report on Form 10-K of Sears Roebuck Acceptance Corp. for the year ended December 31, 1994, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. We also consent to the use in this Registration Statement of our report dated January 26, 1995 on the Company's Summary Financial Information included as Exhibit 99 to this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 27, 1996